Exhibit 4.7

MORTGAGE MODIFICATION AGREEMENT

THIS MORTGAGE MODIFICATION AGREEMENT (this “Modification of Mortgage”) is made as of March 15, 2012 between NEW ENTERPRISE STONE & LIME CO., INC., as successor-by-merger to Buffalo Crushed Stone, Inc., a Delaware corporation having an office at 3912 Brumbaugh Road, P.O. Box 77, New Enterprise, PA 16664, as mortgagor, assignor and debtor (in such capacity and together with any successors in such capacities, the “Mortgagor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association having an office at 625 Marquette Avenue, 11th Floor, MAC N9311-110, Minneapolis, MN 55479, in its capacity as Collateral Agent for the Secured Parties (as such terms are defined on Exhibit A attached hereto), as mortgagee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Mortgagee”).

WHEREAS, the Mortgagor has previously given to Manufacturers and Traders Trust Company, not in its individual capacity but solely as collateral agent (the “Original  Mortgagee”), a Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated as of January 10, 2008, recorded in the Erie County Clerk’s Office on January 23, 2008 in Liber 13389 of Mortgages at Page 2369 and recorded in the Cattaraugus County Clerk’s Office on February 13, 2008 as Instrument No. 96179-002, securing a maximum principal indebtedness of $120,000,000 and interest (the “Original Mortgage”);

WHEREAS, the Original Mortgage was assigned by the Original Mortgagee to Mortgagee by that certain Assignment of Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated as of March 15, 2012, with duplicate originals being recorded in the Erie County Clerk’s Office and in the Cattaraugus County Clerk’s Office on even date herewith (the “Assignment of Mortgage”) (the Original Mortgage as assigned by the Assignment of Mortgage is hereinafter referred to as the “Existing Mortgage”);

WHEREAS, the Mortgagor is now indebted as of the date hereof under those certain 13% Senior Secured Notes issued by the Mortgagor under the Indenture (as defined on Exhibit A attached hereto), $120,000,000 of which are being given in replacement of and in substitution for, but not in repayment of, the $120,000,000 of prior indebtedness that was secured by the Original Mortgage, and continues to be secured by the Existing Mortgage;

WHEREAS, the Mortgagee is the owner and holder of the Existing Mortgage, which currently encumbers the premises described by the legal description set forth on Schedule A of the attached Exhibit A; and

WHEREAS, the Mortgagor and the Mortgagee desire to amend, restate and modify the terms and conditions of the Existing Mortgage in their entirety so that the terms and conditions of the Existing Mortgage are replaced by the terms and conditions set forth on Exhibit A attached hereto and made a part hereof (the “Revised Mortgage Terms”);

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor and the Mortgagee agree as follows:

1.                                       The terms and conditions of the Existing Mortgage are hereby amended, restated, modified and superseded in their entirety by the terms and conditions of the Revised Mortgage Terms.

2.                                       The Existing Mortgage, as modified by this Modification of Mortgage, secures the same amount of indebtedness secured by the Existing Mortgage, and the outstanding principal amount of such indebtedness is $120,000,000.

3.                                       This Modification of Mortgage and all of its terms and provisions as set forth herein shall bind and inure to the benefit of the parties, their successors and assigns and to any lawful holder of this Modification of Mortgage. This Modification of Mortgage may be executed simultaneously or in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument

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IN WITNESS WHEREOF, the Mortgagor has caused this Modification of Mortgage to be duly executed effective as of the day and year first above written.

NEW ENTERPRISE STONE & LIME CO., INC., a Delaware corporation

By:	/s/ Paul I. Detwiler, III
	Name:	Paul I. Detwiler, III
	Title:	President

WELLS FARGO BANK NATIONAL ASSOCIATION, a national banking association in its capacity as Collateral Agent for the Secured Parties

By:	/s/ Julie Salovitch-Miller
Name: Julie Salovitch-Miller
Title: Vice President

NY, Cattaraugus & Erie Counties (First Lien)

STATE OF Pennsylvania	:
:SS
COUNTY OF DAUPHIN	:

On the 10th day of March in the year 2012, before me, the undersigned, a notary public in and for said state, personally appeared Paul I. Detwiler, III, the President of New Enterprise Stone & Lime Co., Inc., personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in Harrisburg, Pennsylvania.

COMMONWEALTH OF PENNSYLVANIA
NOTARIAL SEAL
PAMELA K.BISHOP, Notary Public	/s/ Pamela K.Bishop
City of Harrisburg, Dauphin County	Notary Public
My Commission Expires June 5, 2015

NY, Cattaraugus & Erie Counties (First Lien)

STATE OF NEW YORK	:
:SS
COUNTY OF NEW YORK	:

On the 13th day of March in the year 2012, before me, the undersigned, a notary public in and for said state, personally appeared Julie Salovitch-Miller, the Vice President of Wells Fargo Bank, National Association, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in New York, New York.

/s/ Artemis Anninos
Notary Public

ARTEMIS ANNINOS
Notary Public, State of New York
No. 02AN6149693
Qualified In Queens County
Commission Expires on Nov. 4, 2014

NY, Cattaraugus & Erie Counties (First Lien)

EXHIBIT A

REVISED MORTGAGE TERMS

SEE ATTACHED

EXHIBIT A TO MORTGAGE MODIFICATION AGREEMENT

REVISED MORTGAGE TERMS

The aggregate maximum principal amount of indebtedness that may be secured hereby is

$120,000,000.00.

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND

FIXTURE FILING

BY

NEW ENTERPRISE STONE & LIME CO., INC.,

as Mortgagor,

TO

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent,

Mortgagee

For Delivery on March 15, 2012

Relating to Premises in:
Erie County and Cattaraugus County, New York

This instrument was prepared in consultation with
counsel in the state in which the Mortgaged Property is
located by the attorney named below and after
recording, please return to:

Athy A. O’Keeffe, Esq.
Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005

SECTION 4.5.	Insurance	14

ARTICLE V.

CONCERNING ASSIGNMENT OF LEASES AND RENTS

SECTION 5.1.	Present Assignment; License to the Mortgagor	14
SECTION 5.2.	Collection of Rents by the Mortgagee	15
SECTION 5.3.	Irrevocable Interest	15

ARTICLE VI.

TAXES AND CERTAIN STATUTORY LIENS

SECTION 6.1.	Payment of Charges	16
SECTION 6.2.	Stamp and Other Taxes	16
SECTION 6.3.	Certain Tax Law Changes	16
SECTION 6.4.	Proceeds of Tax Claim	16

ARTICLE VII.

CASUALTY EVENTS AND RESTORATION

SECTION 7.1.	Casualty Event	16
SECTION 7.2.	Condemnation	17
SECTION 7.3.	Restoration	17

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1.	Remedies in Case of an Event of Default	17
SECTION 8.2.	Sale of Mortgaged Property if Event of Default Occurs; Proceeds of Sale	18
SECTION 8.3.	Additional Remedies in Case of an Event of Default	19
SECTION 8.4.	Legal Proceedings After an Event of Default	20
SECTION 8.5.	Remedies Not Exclusive	21

ARTICLE IX.

SECURITY AGREEMENT AND FIXTURE FILING

SECTION 9.1.	Security Agreement	21
SECTION 9.2.	Fixture Filing	21

ARTICLE XIV

LOCAL LAW PROVISIONS

SECTION 14.1	Inconsistencies	30
SECTION 14.2	Trust Fund	30
SECTION 14.3	Commercial Property	30
SECTION 14.4	Insurance	30
SECTION 14.5	Leases	30
SECTION 14.6	Statutory Construction	30
SECTION 14.7	Covenants Shall Run With the Land	31

SCHEDULE A	Legal Description
SCHEDULE B	Material Leases

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND

FIXTURE FILING

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (the “Mortgage”), dated as of March 15, 2012 (the “Delivery Date”) made by NEW ENTERPRISE STONE & LIME CO., INC., a Delaware corporation having an office at 3912 Brumbaugh Road, P.O. Box 77, New Enterprise, PA 16664, as mortgagor, assignor and debtor (in such capacity and together with any successors in such capacities, the “Mortgagor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association having an office at 625 Marquette Avenue, 11th Floor, MAC N9311-110, Minneapolis, MN 55479, in its capacity as Collateral Agent for the Secured Parties (each as hereinafter defined), as mortgagee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Mortgagee”).

R E C I T A L S :

A.            The Mortgagor has previously given to Manufacturers and Traders Trust Company, not in its individual capacity but solely as collateral agent (the “Original Mortgagee”), a Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated as of January 10, 2008, recorded in the Erie County Clerk’s Office on January 23, 2008 in Liber 13389 of Mortgages at Page 2369 and recorded in the Cattaraugus County Clerk’s Office on February 13, 2008 as Instrument No. 96179-002, securing a maximum principal indebtedness of $120,000,000 and interest (the “Original Mortgage”).

B.            The Original Mortgage was assigned by the Original Mortgagee to Mortgagee by that certain Assignment of Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated as of March 15, 2012, with duplicate originals being recorded in the Erie County Clerk’s Office and in the Cattaraugus County Clerk’s Office on even date herewith (the “Assignment of Mortgage”).

C.            Pursuant to (i) the Indenture dated as of March 15, 2012 (as amended, amended and restated, replaced, supplemented or otherwise modified from time to time, the “Indenture”), among the Mortgagor (the “Issuer”) and Wells Fargo Bank, National Association, as trustee (in such capacity and not in its individual capacity, the “Indenture Trustee”) and Wells Fargo Bank, National Association, as notes collateral agent (the “Collateral Agent”) and (ii) the Purchase Agreement dated March 1, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) among the Issuer, the Guarantors (as defined therein), the several parties named in Schedule A thereto (the “Initial Purchasers”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representative of the Initial Purchasers, the Issuer is issuing its 13% Senior Secured Notes due 2018 (such notes, together with any Exchange Notes issued in exchange for such initial notes and any Additional Notes issued from time to time under the Indenture (including any PIK Notes), the “Notes”).

D.            Pursuant to Section 12.13 of the Indenture, $120,000,000 of the Notes are being given in replacement of and in substitution for, but not in repayment of, the $120,000,000 of prior indebtedness that was secured by the Original Mortgage, and continues to be secured by this Mortgage; upon the terms and subject to the conditions set forth therein. Capitalized terms used herein shall have meanings assigned to such terms in Section 1.1 herein.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor hereby covenants and agrees with the Mortgagee for the benefit of the Mortgagee and the other Secured Parties, and by accepting this Mortgage the Mortgagee covenants and agrees, both intending to be legally bound, as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

SECTION 1.1.      Definitions. (a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Indenture, including the following:

“Additional Notes”; “Affiliate”; “Exchange Notes”; “Intercreditor Agreement”; “Lien”; “Net Cash Recovery Proceeds”; “Officers’ Certificate”; “Permitted Liens”; “Person”; “PIK Notes”; “Security Agreement”; “Security Documents”; and “Subsidiary”).

(b)  As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Mortgage shall refer to this Mortgage as a whole and not to any particular provision of this Mortgage, and Section, subsection and Schedule references are to this Mortgage unless otherwise specified. (b)”include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (c) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (d) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (e) “any of the Mortgaged Property” shall mean “the Mortgaged Property or any part thereof or interest therein.” Any act that Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by Mortgagee or any person or entity designated by Mortgagee. Any act that is prohibited to Mortgagor hereunder is also prohibited to all lessees of any of the Mortgaged Property. Each appointment of Mortgagee as attorney-in-fact for Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest. Subject to the applicable provisions hereof, Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in accordance with the Indenture, whenever such consent, approval, acceptance or satisfaction is required hereunder.

(c)  The following terms in this Mortgage shall have the following meanings:

“Bankruptcy Code” shall have the meaning assigned to such term in Section 5.1(ii) hereof.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking of the Mortgaged Property (including but not limited to any taking of all or any part of the Mortgaged Property in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of the Mortgaged Property by any Governmental Authority, civil or military, or any settlement in lieu thereof).

“Charges” shall mean any and all present and future real estate, property and other taxes, assessments and special assessments, levies, fees, all water and sewer rents and charges and all other governmental charges imposed upon or assessed against, and all claims (including, without limitation, claims for landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborer’s, materialmen’s, suppliers’ and warehousemen’s liens and other claims arising by operation of law) judgments or demands against, all or any portion of the Mortgaged Property or other amounts of any nature which, if unpaid, might result in or permit the creation of, a Lien on the Mortgaged Property or which might result in seizure, levy, forfeiture or sale of all or any portion of the Mortgaged Property.

“Coal” shall mean anthracite and bituminous coal, lignite, culm, gob, boney, slush, silt, slurry and other coal refuse and coal waste.

“Coal Lease” shall mean any sale of Coal from the Premises or any Lease for the mining or recovery of Coal from the Premises, and for ancillary purposes including, without limitation, prospecting, mining, processing, storing and selling Coal, and the storage of equipment and materials used in any of the foregoing.

“Contracts” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all contracts and other general intangibles relating to the Premises and all reserves, deferred payments, deposits, refunds and claims of every kind, nature or character relating thereto.

“Credit Parties” shall mean the Issuer and the Guarantors.

“Default Rate” shall be the rate set forth in Section 4.1 of the Indenture.

“Event of Default” shall mean a “default” or “event of default” under the Indenture.

“Extractive Materials” shall mean all minerals, limestone, dolomite, vermiculite, ores, stone, rock, sand, gravel, clay, dirt, overburden, Coal, Oil, Gas and all other products produced, mined, refined, or otherwise obtained from said items, in and under or which may be extracted from or attributable to the Land and/or Mortgagor’s interest therein.

“Farm Lease” shall mean any sale of crops or forages from the Premises or any Lease of a portion of the Premises for the growing of crops or forages or for grazing or animal husbandry, and for ancillary purposes including, without limitation, residential purposes, the storage of harvested crops, feed, equipment and supplies and the storage and spreading of manure.

“Fixtures” shall mean all machinery, apparatus, equipment, fittings, fixtures, improvements and articles of personal property of every kind, description and nature whatsoever now or hereafter attached or affixed to the Land or any other Improvement used in connection with the use and enjoyment of the Land or any other Improvement or the maintenance or preservation thereof, which by the nature of their location thereon or attachment thereto are real property or fixtures under the UCC or any other applicable law including, without limitation, all HVAC equipment, boilers, electronic data processing, telecommunications or computer equipment, refrigeration, electronic monitoring, power, waste removal, elevators, maintenance or other systems or equipment, utility systems, fire sprinkler and security systems, drainage facilities, lighting facilities, all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utility equipment and facilities, pipes, fittings and other items of every kind and description now or hereafter attached to or located on the Land.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Gas” shall mean conventional natural gas, shale gas, casing head gas, coal bed methane, gob gas, gas that may exist in, be generated by, emanate from or migrate through coal, shale, or other minerals or subsurface substances, and all other gaseous hydrocarbons.

“Governmental Authority” shall have the meaning assigned to such term in the Security Agreement.

“Improvements” shall mean all buildings, structures and other improvements of every kind or description and any and all alterations now or hereafter located, attached or erected on the Land, including, without limitation, (i) all Fixtures, (ii) all attachments, railroad tracks, foundations, sidewalks, drives, roads, curbs, streets, ways, alleys, passages, passageways, sewer rights, parking areas, driveways, fences and walls and (iii) all materials now or hereafter located on the Land intended for the construction, reconstruction, repair, replacement, alteration, addition or improvement of or to such buildings, Fixtures, structures and improvements, all of which materials shall be deemed to be part of the Improvements immediately upon delivery thereof on the Land.

“Indenture” shall have the meaning assigned to such term in Recital C hereof.

“Insurance Policies” means the insurance policies and coverages required to be maintained by the Mortgagor with respect to the Mortgaged Property pursuant to the Indenture.

“Land” shall mean the land described in Schedule A annexed to this Mortgage, together with all of the Mortgagor’s rights in and to any and all easements, rights-of-way, strips and gores of land, waters, water courses, water rights, all mineral, Coal, Gas and Oil rights, and all power, air, light and other rights, estates, titles, interests, privileges, liberties, servitudes, licenses, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining thereto, or any part thereof, or which hereafter shall in any way belong, relate or be appurtenant thereto and together with any greater or additional estate therein as may be acquired by the owner thereof.

“Landlord” shall mean any landlord, lessor, sublandlord, sublessor, franchisor, licensor or grantor, as applicable.

“Landlord’s Interest” shall have the meaning assigned to such term in Section 2.2 hereof.

“Leases” shall mean, collectively, any and all interests of the Mortgagor, as Landlord, in all leases and subleases of land or space, tenancies, franchise agreements, licenses, occupancy or concession agreements or with respect to sales of Gas, Oil, Coal, timber, crops or forage now existing or hereafter entered into, whether or not of record, relating in any manner to the Premises and any and all amendments, modifications, supplements, replacements, extensions and renewals of any thereof, whether now in effect or hereafter coming into effect.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Issuer and its Subsidiaries (taken as a whole), (b) a material adverse effect on the ability of the Issuer or the Guarantors (taken as a whole) to perform their respective payment obligations under this Mortgage and any other Notes Document to which any such Person is a party or (c) a deficiency in the rights and remedies of the Secured Parties under the Notes Documents (taken as a whole) that is materially adverse to the Secured Parties.

“Material Lease” means any Lease (a) for which the annual Rent is more than $100,000, (b) which has a remaining term of more than three years and which cannot be terminated on notice of three years or less, or (c) which is a Coal Lease.

“Mortgage” shall have the meaning assigned to such term in the Preamble hereof.

“Mortgaged Property” shall have the meaning assigned to such term in Section 2.1 hereof.

“Mortgagee” shall have the meaning assigned to such term in the Preamble hereof.

“Mortgagor” shall have the meaning assigned to such term in the Preamble hereof.

“Notes” shall have the meaning assigned to such term in Recital C hereof.

“Notes Documents” shall mean the Notes, the Guarantees, the Indenture, the Security Documents and the Intercreditor Agreement.

“Oil” shall mean crude oil, sand oil, shale oil, condensate, distillate, oil that may exist in, be generated by, emanate from or migrate through coal, shale, or other minerals or subsurface substances, and all other liquid hydrocarbons.

“Oil/Gas Lease” shall mean any sale of Oil or Gas from the Premises or any Lease for the extraction of Oil and/or Gas from the Premises, and for ancillary purposes including, without limitation, prospecting, drilling, drying, processing, compressing, storing and conveying Oil and/or Gas, and the storage of equipment and materials used in any of the foregoing.

“Other Mineral Interests” shall mean all rights, titles, interests, and estates of every kind and nature, appurtenant or otherwise relating to the Land, in and to all Extractive Materials on or relating to the Land including, without limitation, (a) all rights to extract, replace, inject, store, reclaim or remove Extractive Materials from the Land, (b) all rights to enjoy subjacent or lateral support from Extractive Materials, whether located on the Land or elsewhere, (c) all rights to voids left from the extraction, reclaiming or removal of Extractive Materials from the Land, and (d) all rents, issues, royalties, payments, profits, proceeds, products, revenues or other income from or attributable to such rights, titles, interests or estates and/or the Land. Without limitation to the foregoing, Mortgagor specifically agrees that subject to the other terms and conditions of this Mortgage, Mortgagee and any successor, assignee or transferee of Mortgagee with respect to all or any portion of the Land hereunder, after an Event of Default and the expiration of any notice and applicable cure periods hereunder, shall have the right, in compliance with applicable law, to remove Extractive Materials from such portion of the Land by any means whatsoever, including, without limitation, open pit mining, or any other process, which may effectively destroy the surface of the Land. Without limiting the foregoing, the term Mortgaged Property as used in this Mortgage shall include the right to mine, quarry, or otherwise remove Extractive Materials from the Land.

“Perfection Certificate” shall have the meaning ascribed to such term in the Security Agreement.

“Permit” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all permits, certificates, approvals, authorizations, consents, licenses, variances, franchises or other instruments, however characterized, of any Governmental Authority (or any person acting on behalf of a Governmental Authority) now or hereafter acquired or held, together with all amendments, modifications, extensions, renewals and replacements of any thereof issued or in any way furnished in connection with the Premises including, without limitation, building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation.

“Premises” shall mean, collectively, the Land, the Improvements, the Other Mineral Interests and the Water Rights.

“Proceeds” shall mean, collectively, any and all cash proceeds and noncash proceeds and shall include all (i) proceeds of the conversion, voluntary or involuntary, of any of the Premises, the Leases, the Rents, the Permits, the Contracts or the Records, or any portion thereof into cash or liquidated claims, (ii) proceeds of any insurance, indemnity, warranty, guaranty or claim payable to the Mortgagee or to the Mortgagor from time to time with respect to any of the foregoing, (iii) payments (in any form whatsoever) made or due and payable to the Mortgagor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any portion of the foregoing by any Governmental Authority (or any person acting on behalf of a Governmental Authority), (iv) products of any of the foregoing and (v) other amounts from time to time paid or payable under or in connection with any of the foregoing including, without limitation, refunds of real estate taxes and assessments, including interest thereon.

“Prudent Operator” shall mean a prudent operator of property similar in use and configuration to the Premises and located in the locality where the Premises are located.

“Records” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating to the Premises or the construction of any alteration relating to the Premises or the maintenance of any Permit.

“Renewable Energy Lease” shall mean a Lease for the installation or construction of facilities for the generation of electricity, steam, heat or power from wind energy, solar energy, the gravitational force of falling or flowing water, tidal energy or geothermal energy.

“Rents” shall mean, collectively, any and all rents, additional rents, royalties, cash, guaranties, letters of credit, bonds, sureties or securities deposited under any Lease to secure performance of the Tenant’s obligations thereunder, revenues, earnings, profits and income, advance rental payments, payments incident to assignment, sublease or surrender of a Lease, claims for forfeited deposits and claims for damages, now due or hereafter to become due, with respect to any Lease, any indemnification against, or reimbursement for, sums paid and costs and expenses incurred by the Mortgagor under any Lease or otherwise, and any award in the event of the bankruptcy of any Tenant under or guarantor of a Lease.

“Secured Obligations” shall have the meaning ascribed to such term in the Security Agreement.

“Secured Parties” shall have the meaning ascribed to such term in the Security Agreement.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including, without limitation, any and all orders, decrees, determinations, laws, treaties, ordinances, rules, regulations or similar statutes or case law.

“Subordination Agreement” shall mean a subordination, nondisturbance and attornment agreement substantially in the form of Exhibit 1 annexed to this Mortgage.

“Tenant” shall mean any tenant, lessee, sublessee, franchisee, licensee, grantee or obligee, as applicable.

“Timber Lease” shall mean any sale of timber cut or to be cut from the Premises, or any Lease or other agreement for the cutting of timber from the Premises, and for ancillary purposes including, without limitation, the processing of wood waste and the storage of cut timber, equipment and supplies.

“UCC” shall mean the Uniform Commercial Code as in effect on the Delivery Date in the state in which the Premises are located; provided, however, that if the creation, perfection or enforcement of any security interest herein granted is governed by the laws of any other state as to the matter in question, “UCC” shall mean the Uniform Commercial Code in effect in such state.

“UCC Collateral” shall mean that portion of the Mortgaged Property that constitutes personal property in which a security interest may be created under Article 9 of the UCC.

“Water Rights” shall mean water rights of every kind and nature appurtenant or otherwise relating to the Land which shall include but not be limited to claims, decrees, applications, permits, licenses, storage rights, ditches and ditch rights, riparian and littoral rights, and all shares of stock and memberships in any canal, irrigation or other water company, in each case, as amended, amended and restated, supplemented, renewed or otherwise modified from time to time in accordance with the provisions of this Mortgage.

SECTION 1.2.                                     Interpretation. The rules of construction set forth in Section 1.4 of the Indenture shall be applicable to this Mortgage mutatis mutandis.

ARTICLE II.

GRANTS AND SECURED OBLIGATIONS

SECTION 2.1.                                     Grant of Mortgaged Property. In order to secure the payment and performance of the Secured Obligations, the Mortgagor hereby grants, mortgages, bargains, sells, assigns, transfers and conveys to the Mortgagee, for the benefit of the Secured Parties, and hereby grants to the Mortgagee, for the benefit of the Secured Parties a security interest in and lien upon, all of the following described property, whether now owned or held or hereafter acquired from time to time (collectively, the “Mortgaged Property”):

(i)                                     Premises;

(ii)                                  Leases;

(iii)                               Rents;

(iv)                              Permits;

(v)                                 Contracts;

(vi)                              Records; and

(vii)                           Proceeds;

PROVIDED, however, that the Mortgaged Property shall not include any of the following (to the extent Mortgagor no longer owns or has an interest therein); Coal extracted from or stored on the Premises pursuant to a Coal Lease, Oil or Gas extracted from or stored on the Premises pursuant to an Oil/Gas Lease, crops or forages harvested, grazed or stored or livestock kept on the Premises pursuant to a Farm Lease, timber cut or stored on the Premises pursuant to a Timber Lease, or electricity, steam, heat or power generated or stored on the Premises pursuant to a Renewable Energy Lease, or any Proceeds of any of the foregoing.

TO HAVE AND TO HOLD the Mortgaged Property, together with all estate, right, title and interest of the Mortgagor and anyone claiming by, through or under the Mortgagor in and to the Mortgaged Property and all rights and appurtenances relating thereto, unto the Mortgagee, its successors and assigns, for the benefit of the Secured Parties for the purpose of securing the payment and performance in full of all the Secured Obligations.

Notwithstanding the foregoing provisions of this Section 2.1, the Mortgaged Property shall not include a grant of any of the Mortgagor’s right, title or interest in any Contract or Permit (x) that validly prohibits the creation by the Mortgagor of a security interest therein and (y) to the extent, but only to the extent that, any Requirement of Law applicable thereto prohibits the creation of a security interest therein; provided, however, that the right to receive any payment of money or any other right referred to in Sections 9-406(d), 9-407(a) or 9-408(a) of the UCC to the extent that such Sections are effective to limit the prohibitions described in clauses (x) and (y) of this Section 2.1 shall constitute Mortgaged Property hereunder; and provided, further, that at such time as any Contract or Permit described in clauses (x) and (y) of this Section 2.1 is no longer subject to such prohibition, such applicable Contract or Permit shall (without any act or delivery by any person) constitute Mortgaged Property hereunder.

SECTION 2.2.                                     Assignment of Leases and Rents. As additional security for the payment and performance in full of the Secured Obligations and subject to the provisions of Article V hereof, the Mortgagor absolutely, presently, unconditionally and irrevocably assigns, transfers and sets over to the Mortgagee, and grants to the Mortgagee, all of the Mortgagor’s estate, right, title, interest, claim and demand, as Landlord, under any and all of the Leases including, without limitation, the following (such assigned rights, the “Landlord’s Interest”):

(i)                                the immediate and continuing right to receive and collect Rents payable by the Tenants pursuant to the Leases;

(ii)                             all claims, rights, powers, privileges and remedies of the Mortgagor, whether provided for in the Leases or arising by statute or at law or in equity or otherwise, consequent on any failure on the part of the Tenants to perform or comply with any term of the Leases;

(iii)                          all rights to take all actions upon the happening of a default under the Leases as shall be permitted by the Leases or by law including, without limitation, the commencement, conduct and consummation of proceedings at law or in equity; and

(iv)                         the full power and authority, in the name of the Mortgagor or otherwise, to enforce, collect, receive and receipt for any and all of the foregoing and to take all other actions whatsoever which the Mortgagor, as Landlord, is or may be entitled to take under the Leases.

SECTION 2.3.                                          Secured Obligations. This Mortgage secures, and the Mortgaged Property is collateral security for, the payment and performance in full when due of the Secured Obligations.

SECTION 2.4                                             Intentionally Deleted.

SECTION 2.5                                             Maximum Amount of Indebtedness. The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Mortgage is $120,000,000.00 (the “Secured Amount”), plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.

SECTION 2.6                                             Intentionally Deleted.

SECTION 2.7                                             No Release. Nothing set forth in this Mortgage shall relieve the Mortgagor from the performance of any term, covenant, condition or agreement on the Mortgagor’s part to be performed or observed under or in respect of any of the Mortgaged Property or from any liability to any person under or in respect of any of the Mortgaged Property or shall impose any obligation on the Mortgagee or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Mortgagor’s part to be so performed or observed or shall impose any liability on the Mortgagee or any other Secured Party for any act or omission on the part of the Mortgagor relating thereto or for any breach of any representation or warranty on the part of the Mortgagor contained in this Mortgage or any other Notes Document, or under or in respect of the Mortgaged Property or made in connection herewith or therewith. The obligations of the Mortgagor contained in this Section 2.7 shall survive the termination hereof and the discharge of the Mortgagor’s other obligations under this Mortgage and the other Notes Documents.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF MORTGAGOR

SECTION 3.1.                                     Incorporation of Notes Documents. The Mortgagor represents, warrants, covenants and agrees that each of the representations, warranties, covenants and other agreements of the Mortgagor (as a Credit Party) under and as contained in the Purchase Agreement and the Notes Documents are hereby incorporated herein in their entirety by this reference.

SECTION 3.2.                                     Warranty of Title. The Mortgagor represents and warrants that:

(i)                                it has good and marketable fee simple title to the Premises; valid rights and interests in and to the Landlord’s Interest under or in respect of the Leases and Rents; and good title or valid rights and interests in and to the balance of the Mortgaged

Property, in each case subject to no Liens, except for (x) as of the Delivery Date, Liens in favor of the Beneficiary pursuant to the Notes Documents, and (y) hereafter, Permitted Liens; and

(ii)                             upon recordation in the official real estate records in the county (or other applicable jurisdiction) in which the Premises are located this Mortgage will create and constitute a valid and enforceable first priority mortgage title in and lien on the Premises in favor of the Mortgagee for the benefit of the Secured Parties, a valid and enforceable first assignment of the Leases and Rents and, to the extent any of the Mortgaged Property shall consist of Fixtures or other personal property, a first priority security interest therein, which first priority mortgage title and lien, first priority assignment and first priority security interest are, subject only to Permitted Liens.

SECTION 3.3.                                          Condition of Mortgaged Property. The Mortgagor represents and warrants that:

(i)                                the Premises and the present and contemplated use and occupancy thereof comply with all applicable zoning ordinances, building codes, land use and subdivision laws, setback or other development and use requirements of Governmental Authorities and with all private restrictions and agreements affecting the Mortgaged Property whether or not recorded, except where the failure so to comply could not result in a Material Adverse Effect;

(ii)                             as of the Delivery Date, the Mortgagor has neither received any notice of nor has any knowledge of any disputes regarding boundary lines, location, encroachments or possession of any portions of the Mortgaged Property and has no knowledge of any state of facts that may exist which could give rise to any such claims whether or not recorded, other than any dispute or state of facts which could not result in a Material Adverse Effect;

(iii)                          the Premises are assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a portion of such lot or lots, and no other land or improvement is assessed and taxed together with the Premises or any portion thereof; and

(iv)                         there are no options or rights of first refusal to purchase or acquire all or any portion of the Mortgaged Property other than as disclosed to the Mortgagee in the Perfection Certificate or any Perfection Certificate Supplement.

SECTION 3.4.                                     Charges. The Mortgagor represents and warrants that all Charges imposed upon or assessed against the Mortgaged Property have been paid and discharged except to the extent such Charges constitute, a Permitted Lien.

SECTION 3.5                                        Leases. The Mortgagor represents and warrants that as of the Delivery Date there are no Material Leases in existence relating to the Premises, except for the Material Leases identified in Schedule B attached hereto. With respect to the Material Leases identified in Schedule B attached hereto, except for matters which could not result in a Material Adverse Effect:

(i)                                     true copies of such Leases have been previously delivered to the Mortgagee and there are no agreements with any Tenant under such Leases other than those agreements expressly set forth therein;

(ii)                                  the Mortgagor is the sole owner of all of the Landlord’s Interest in such Leases;

(iii)                               each of such Leases is in full force and effect, constitutes a legal, valid and binding obligation of the Mortgagor and the applicable Tenant thereunder, and is enforceable against the Mortgagor and such Tenant in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability;

(iv)                              there is no default by the Mortgagor under any of such Leases and there is existing no condition which with the giving of notice or passage of time or both would cause a default by the Mortgagor thereunder and, to the best of Mortgagor’s knowledge, there is no default by the Tenant under any of such Leases and there is existing no condition which with the giving of notice or passage of time or both would cause a default by the Tenant thereunder;

(v)                                 all Rents due under such Leases have been paid in full;

(vi)                              none of the Rents reserved under such Leases have been assigned or otherwise pledged or hypothecated except in favor of the Mortgagee pursuant to the provisions hereof;

(vii)                           none of the Rents (other than any security deposit collected in accordance with the provisions of the applicable Lease) have been collected for more than three (3) months in advance;

(viii)                        there exist no offsets or defenses to the payment of any portion of the Rents and the Mortgagor owes no monetary obligation to any Tenant under any such Lease;

(ix)                              the Mortgagor has received no notice from any Tenant challenging the validity or enforceability of any such Lease; and

(x)                                 no such Lease contains any option to purchase, right of first refusal to purchase, right of first refusal to relet, or any other similar provision other than as disclosed to the Mortgagee in the Perfection Certificate or any Perfection Certificate Supplement.

ARTICLE IV.

CERTAIN COVENANTS OF MORTGAGOR

SECTION 4.1.                                                        Payment and Performance. The Mortgagor shall pay and perform the Secured Obligations in full as and when the same shall become due under the Notes Documents and when they are required to be performed thereunder.

SECTION 4.2.                                                        Title. The Mortgagor shall

(i)                                (A) protect, preserve and defend all its right, title and interest in the Mortgaged Property and title thereto;

(ii)                             (A) comply with each of the terms, conditions and provisions of any obligation of the Mortgagor which is secured by the Mortgaged Property or the noncompliance with which may result in the imposition of a Lien on the Mortgaged Property subject to Permitted Liens, (B) forever warrant and defend to the Mortgagee the mortgage title and lien, the assignment and the security interests created and evidenced hereby and the validity and first priority position hereof in any action or proceeding against the claims of any and all persons whomsoever affecting or purporting to affect the Mortgaged Property or any of the rights of the Mortgagee hereunder and (C) maintain this Mortgage as a valid and enforceable first priority mortgage title and lien on the Premises, a valid and enforceable first priority assignment of the Leases and Rents and, to the extent any of the Mortgaged Property shall consist of Fixtures or other personal property, a first priority security interest in such Fixtures and personal property which first priority mortgage title and lien, assignment and security interest shall be subject only to Permitted Liens; and

(iii)                          promptly upon obtaining knowledge of the pendency of any proceedings for the eviction of the Mortgagor from the Mortgaged Property or any part thereof by paramount title or otherwise questioning the Mortgagor’s right, title and interest in, to and under the Mortgaged Property as warranted in this Mortgage, or of any condition that could give rise to any such proceedings, notify the Mortgagee thereof. The Mortgagee may participate in such proceedings and the Mortgagor will deliver or cause to be delivered to the Mortgagee all instruments requested by the Mortgagee to permit such participation. In any such proceedings, the Mortgagee may be represented by counsel satisfactory to the Mortgagee at the reasonable expense of the Mortgagor. If, upon the resolution of such proceedings, the Mortgagor shall suffer a loss of the Mortgaged Property or any part thereof or interest therein and title insurance proceeds shall be payable in connection therewith, such proceeds are hereby assigned to and shall be paid to the Mortgagee to be applied as Net Cash Recovery Proceeds to the payment of the Secured Obligations or otherwise in accordance with the provisions of the Indenture.

(iv)                         Zoning. The Mortgagor shall not initiate, join in or consent to any change in the zoning or any other permitted use classification of the Premises without the prior written consent of the Mortgagee.

SECTION 4.3.                   Inspection. The Mortgagor shall permit the Mortgagee, and its agents, representative and employees, upon reasonable prior notice to the Mortgagor, to inspect the Mortgaged Property and all books and records located thereon provided, that such inspections shall not materially interfere with the use and operation of the Mortgaged Property.

SECTION 4.4.                   Limitation on Liens; Transfer Restrictions.

(i)             Except for the Permitted Liens and the mortgage title and lien, assignment and security interest of this Mortgage, the Mortgagor may not, without the prior written consent of the Mortgagee, permit to exist or grant any Lien on all or any part of the Mortgaged Property or suffer or allow any of the foregoing to occur by operation of law or otherwise.

(ii)          Except to the extent permitted by this Mortgage and the Indenture, the Mortgagor may not, without the prior written consent of the Mortgagee, sell, convey, assign, lease or otherwise transfer all or any part of the Mortgaged Property.

SECTION 4.5.                   Insurance. The Mortgagor shall obtain and keep in full force and effect the Insurance Policies (including, without limitation, all flood insurance) required by the Indenture pursuant to the terms thereof. Without limiting the preceding sentence, if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Mortgagor shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in amounts and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Mortgagee evidence of such compliance in form and substance reasonably acceptable to the Mortgagee.

ARTICLE V.

CONCERNING ASSIGNMENT OF LEASES AND RENTS

SECTION 5.1.                   Present Assignment; License to the Mortgagor.

(i)            Section 2.2 of this Mortgage constitutes a present, absolute, effective, irrevocable and complete assignment by the Mortgagor to the Mortgagee of the Leases and Rents and the right, subject to applicable law, to collect all sums payable to the Mortgagor thereunder and apply the same as the Mortgagee may, in its sole discretion, determine to be appropriate to protect the security afforded by this Mortgage (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), which is not conditioned upon the Mortgagee being in possession of the Premises. This assignment is an absolute assignment and not an assignment for additional security only. The Mortgagee hereby grants to the Mortgagor, however, a license to collect and apply the Rents and to enforce the obligations of Tenants under the Leases. Immediately upon the occurrence of and during the continuance of any Event of Default, whether or not legal proceedings have commenced and without regard to waste, adequacy of security for the Secured Obligations or solvency of the Mortgagor, the license granted in the immediately preceding sentence shall automatically cease and terminate without any notice by the Mortgagee (such notice being hereby expressly waived by the Mortgagor to the extent permitted by applicable law), or any action or proceeding or the intervention of a receiver appointed by a court.

(ii)           The Mortgagor acknowledges that the Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage, the Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Liens and in the case of security deposits, rights of depositors and Requirements of Law. The Mortgagor acknowledges and agrees that upon recordation of this Mortgage, the Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to the Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title II of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(iii)          Without limitation of the absolute nature of the assignment of the Rents hereunder, the Mortgagor and the Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of the Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all rents acquired by the estate after the commencement of any case in bankruptcy.

SECTION 5.2.                   Collection of Rents by the Mortgagee.

(i)            Any Rents receivable by the Mortgagee hereunder, after payment of all proper costs and expenses as the Mortgagee may, in its sole discretion, determine to be appropriate (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), shall be applied in accordance with the provisions of Section 8.2(ii) of this Mortgage. The Mortgagee shall be accountable to the Mortgagor only for Rents actually received by the Mortgagee. The collection of such Rents and the application thereof shall not cure or waive any Event of Default or waive, modify or affect notice of Event of Default or invalidate any act done pursuant to such notice.

(ii)           The Mortgagor hereby irrevocably authorizes and directs the Tenant under each Lease to rely upon and comply with any and all notices or demands from the Mortgagee for payment of Rents to the Mortgagee, and the Mortgagor shall have no claim against any Tenant for Rents paid by such Tenant to the Mortgagee pursuant to such notice or demand.

SECTION 5.3.                   Irrevocable Interest. All rights, powers and privileges of the Mortgagee herein set forth are coupled with an interest and are irrevocable, subject to the terms and conditions hereof, and the Mortgagor shall not take any action under the Leases or otherwise which is inconsistent with this Mortgage or any of the terms hereof and any such action inconsistent herewith or therewith shall be void.

ARTICLE VI.

TAXES AND CERTAIN STATUTORY LIENS

SECTION 6.1.                   Payment of Charges. Unless and to the extent contested by the Mortgagor in accordance with the provisions of the Indenture, the Mortgagor shall pay and discharge, or cause to be paid and discharged, from time to time prior to same becoming delinquent, all Charges. The Mortgagor shall, upon the Mortgagee’s request, deliver to the Mortgagee receipts evidencing the payment of all such Charges.

SECTION 6.2.                   Stamp and Other Taxes. The Mortgagor shall pay any United States documentary stamp taxes, with interest and fines and penalties, and any mortgage recording taxes, with interest and fines and penalties, that may hereafter be levied, imposed or assessed under or upon or by reason hereof or the Secured Obligations or any instrument or transaction affecting or relating to either thereof and in default thereof the Mortgagee may advance the same and the amount so advanced shall be payable by the Mortgagor to the Mortgagee in accordance with the provisions of Section 12(f) of the Security Agreement.

SECTION 6.3.                   Certain Tax Law Changes. In the event of the passage after the Delivery Date of any law deducting from the value of real property, for the purpose of taxation, amounts in respect of any Lien thereon or changing in any way the laws for the taxation of mortgages or debts secured by mortgages for state or local purposes or the manner of the collection of any taxes, and imposing any taxes, either directly or indirectly, on this Mortgage or any other Notes Document, the Mortgagor shall promptly pay to the Mortgagee such amount or amounts as may be necessary from time to time to pay any such taxes, assessments or other charges resulting therefrom; provided, that if any such payment or reimbursement shall be unlawful or taxable to the Mortgagee, or would constitute usury or render the indebtedness wholly or partially usurious under applicable law, the Mortgagor shall pay or reimburse the Mortgagee for payment of the lawful and non-usurious portion thereof.

SECTION 6.4.                   Proceeds of Tax Claim. In the event that the proceeds of any tax claim are paid after the Mortgagee has exercised its right to foreclose the Lien hereof, such proceeds shall be paid to the Mortgagee to satisfy any deficiency remaining after such foreclosure. The Mortgagee shall retain its interest in the proceeds of any tax claim during any redemption period. The amount of any such proceeds in excess of any deficiency claim of the Mortgagee shall in a reasonably prompt manner be released to the Mortgagor.

ARTICLE VII.

CASUALTY EVENTS AND RESTORATION

SECTION 7.1.                   Casualty Event. If there shall occur any Casualty Event (or, in the case of any condemnation, taking or other proceeding in the nature thereof, upon the occurrence thereof or notice of the commencement of any proceedings therefor), the Mortgagor shall promptly send to the Mortgagee a written notice setting forth the nature and extent thereof. The proceeds payable in respect of any such Casualty Event are hereby assigned and shall be paid to the Mortgagee. The Net Cash Recovery Proceeds of each Casualty Event shall be applied, allocated and distributed in accordance with the provisions of the Indenture.

SECTION 7.2.                   Condemnation. In the case of any taking, condemnation or other proceeding in the nature thereof, the Mortgagee may, at its option, participate in any proceedings or negotiations which might result in any taking or condemnation and the Mortgagor shall deliver or cause to be delivered to the Mortgagee all instruments reasonably requested by it to permit such participation. The Mortgagee may be represented by counsel satisfactory to it at the reasonable expense of the Mortgagor in connection with any such participation. The Mortgagor shall pay all reasonable fees, costs and expenses incurred by the Mortgagee in connection therewith and in seeking and obtaining any award or payment on account thereof. The Mortgagor shall take all steps necessary to notify the condemning authority of such participation.

SECTION 7.3.                   Restoration. In the event the Mortgagor is permitted or required to perform any restoration in accordance with the provisions of the Indenture, the Mortgagor shall complete such restoration in accordance with provisions thereof.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1.                   Remedies in Case of an Event of Default. If any Event of Default shall have occurred and be continuing, the Mortgagee may at its option, in addition to any other action permitted under this Mortgage, the Indenture or any other Notes Document or by law, statute or in equity, take one or more of the following actions to the greatest extent permitted by local law:

(i)           personally, or by its agents or attorneys, (A) enter into and upon and take possession of all or any part of the Premises together with the books, records and accounts of the Mortgagor relating thereto and, exclude the Mortgagor, its agents and servants wholly therefrom, (B) use, operate, manage and control the Premises and conduct the business thereof, (C) maintain and restore the Premises, (D) make all necessary or proper repairs, renewals and replacements and such useful alterations thereto and thereon as the Mortgagee may deem advisable, (E) manage, lease and operate the Premises and carry on the business thereof and exercise all rights and powers of the Mortgagor with respect thereto either in the name of the Mortgagor or otherwise or (F) collect and receive all Rents. The Mortgagee shall be under no liability for or by reason of any such taking of possession, entry, removal or holding, operation or management except that any amounts so received by the Mortgagee shall be applied in accordance with the provisions of the Indenture.

(ii)          with or without entry, personally or by its agents or attorneys, (A) sell the Mortgaged Property and all estate, right, title and interest, claim and demand therein at one or more sales in one or more parcels, in accordance with the provisions of Section 8.2 or (B) institute and prosecute proceedings for the complete or partial foreclosure of the Lien and security interests created and evidenced hereby; or

(iii)         take such steps to protect and enforce its rights whether by action, suit or proceeding at law or in equity for the specific performance of any covenant, condition or agreement in the Indenture and the other Notes Documents, or in aid of the execution of any power granted in this Mortgage, or for any foreclosure hereunder, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as the Mortgagee shall elect.

SECTION 8.2.                   Sale of Mortgaged Property if Event of Default Occurs; Proceeds of Sale.

(i)            If any Event of Default shall have occurred and be continuing, the Mortgagee may institute an action to foreclose this Mortgage or take such other action as may be permitted and available to the Mortgagee at law or in equity for the enforcement of the Indenture and realization on the Mortgaged Property and proceeds thereon through power of sale (if then available under applicable law) or to final judgment and execution thereof for the Secured Obligations, and in furtherance thereof the Mortgagee may sell the Mortgaged Property at one or more sales, as an entirety or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law or statute or in equity. The Mortgagee may execute and deliver to the purchaser at such sale a conveyance of the Mortgaged Property in fee simple or otherwise, as appropriate, and an assignment or conveyance of all the Landlord’s Interest in the Leases and the Mortgaged Property, each of which conveyances and assignments shall contain recitals as to the Event of Default upon which the execution of the power of sale herein granted depends, and the Mortgagor hereby constitutes and appoints the Mortgagee the true and lawful attorney in fact of the Mortgagor to make any such recitals, sale, assignment and conveyance, and all of the acts of the Mortgagee as such attorney in fact are hereby ratified and confirmed. The Mortgagor agrees that such recitals shall be binding and conclusive upon the Mortgagor and that any assignment or conveyance to be made by the Mortgagee shall divest the Mortgagor of all right, title, interest, equity and right of redemption, including any statutory redemption, in and to the Mortgaged Property. The power and agency hereby granted are coupled with an interest and are irrevocable by death or dissolution, or otherwise, and are in addition to any and all other remedies which the Mortgagee may have hereunder, at law or in equity. So long as the Secured Obligations, or any part thereof, remain unpaid, the Mortgagor agrees that possession of the Mortgaged Property by the Mortgagor, or any person claiming under the Mortgagor, shall be as tenant, and, in case of a sale under power or upon foreclosure as provided in this Mortgage, the Mortgagor and any person in possession under the Mortgagor, as to whose interest such sale was not made subject, shall, at the option of the purchaser at such sale, then become and be tenants holding over, and shall forthwith deliver possession to such purchaser, or be summarily dispossessed in accordance with the laws applicable to tenants holding over. In case of any sale under this Mortgage by virtue of the exercise of the powers herein granted, or pursuant to any order in any judicial proceeding or otherwise, the Mortgaged Property may be sold as an entirety or in separate parcels in such manner or order as the Mortgagee in its sole discretion may elect. One or more exercises of powers herein granted shall not extinguish or exhaust such powers, until the entire Mortgaged Property is sold or all amounts secured hereby are paid in full.

(ii)           The proceeds of any sale made under or by virtue of this Article VIII, together with any other sums which then may be held by the Mortgagee under this Mortgage, whether under the provisions of this Article VIII or otherwise, shall be applied in accordance with the provisions of Section 11 of the Security Agreement.

(iii)          The Mortgagee (on behalf of any Secured Party or on its own behalf) or any Secured Party may bid for and acquire the Mortgaged Property or any part thereof at any sale made under or by virtue of this Article VIII and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the purchase price the unpaid amounts (whether or not then due) owing to the Mortgagee, or such Secured Party in respect of the Secured Obligations, after deducting from the sales price the expense of the sale and the reasonable costs of the action or proceedings and any other sums that the Mortgagee or such Secured Party is authorized to deduct under this Mortgage.

(iv)          The Mortgagee may adjourn from time to time any sale by it to be made under or by virtue hereof by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and, the Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

(v)           If the Premises are comprised of more than one parcel of land, the Mortgagee may take any of the actions authorized by this Section 8.2 in respect of any number of individual parcels.

SECTION 8.3.                   Additional Remedies in Case of an Event of Default.

(i)            The Mortgagee shall be entitled to recover judgment as aforesaid either before, after or during the pendency of any proceedings for the enforcement of the provisions hereof and, to the extent permitted by applicable law, the right of the Mortgagee to recover such judgment shall not be affected by any entry or sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the provisions hereof, or the foreclosure under, or absolute conveyance pursuant to, this Mortgage. In case of proceedings against the Mortgagor in insolvency or bankruptcy or any proceedings for its reorganization or involving the liquidation of its assets, the Mortgagee shall be entitled to prove the whole amount of principal and interest and other payments, charges and costs due in respect of the Secured Obligations to the full amount thereof without deducting therefrom any proceeds obtained from the sale of the whole or any part of the Mortgaged Property; provided, however, that in no case shall the Mortgagee receive a greater amount than the aggregate of such principal, interest and such other payments, charges and costs (with interest at the Default Rate) from the proceeds of the sale of the Mortgaged Property and the distribution from the estate of the Mortgagor.

(ii)           Any recovery of any judgment by the Mortgagee and any levy of any execution under any judgment upon the Mortgaged Property shall not affect in any manner or to any extent the mortgage title and lien, the assignment and the security interests created and evidenced hereby upon the Mortgaged Property or any part thereof, or any conveyances, powers, rights and remedies of the Mortgagee hereunder, but such conveyances, powers, rights and remedies shall continue unimpaired as before.

(iii)          Any monies collected by the Mortgagee under this Section 8.3 shall be applied in accordance with the provisions of Section 8.2(ii).

SECTION 8.4.                   Legal Proceedings After an Event of Default.

(i)            After the occurrence and during the continuance of any Event of Default and immediately upon the commencement of any action, suit or legal proceedings to obtain judgment for the Secured Obligations or any part thereof or to sell the Mortgaged Property or any part thereof, or of any proceedings to foreclose the Lien and security interest created and evidenced hereby or otherwise enforce the provisions hereof or of any other proceedings in aid of the enforcement hereof, the Mortgagor shall enter its voluntary appearance in such action, suit or proceeding.

(ii)           Upon the occurrence and during the continuance of an Event of Default, the Mortgagee shall be entitled forthwith as a matter of right, concurrently or independently of any other right or remedy hereunder either before or after declaring the Secured Obligations or any part thereof to be due and payable, to the appointment of a receiver without giving notice to any party and without regard to the adequacy or inadequacy of any security for the Secured Obligations or the solvency or insolvency of any person or entity then legally or equitably liable for the Secured Obligations or any portion thereof. The Mortgagor hereby consents to the appointment of such receiver. Notwithstanding the appointment of any receiver, the Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of the Indenture or the other Notes Documents to the Mortgagee.

(iii)          The Mortgagor shall not (A) at any time insist upon, or plead, or in any manner whatsoever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Mortgaged Property or any part thereof, wherever enacted, now or at any time hereafter in force, which may affect the covenants and terms of performance hereof, (B) claim, take or insist on any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales of the Mortgaged Property which may be made pursuant to this Mortgage, or pursuant to any decree, judgment or order of any court of competent jurisdiction or (C) after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the property so sold or any part thereof. To the extent permitted by applicable law, the Mortgagor hereby expressly (A) waives all benefit or advantage of any such law or laws, including, without limitation, any statute of limitations applicable to this Mortgage, (B) waives any and all rights to trial by jury in any action or proceeding related to the enforcement hereof, (C) waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding brought in connection with this Mortgage and further waives and agrees not to plead that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (D) covenants not to hinder, delay or impede the execution of any power granted or delegated to the Mortgagee by this Mortgage but to suffer and permit the execution of every such power as though no such law or laws had been made or enacted. The Mortgagee shall not be liable for any incorrect or improper payment made pursuant to this Article VIII in the absence of gross negligence or willful misconduct.

SECTION 8.5.                   Remedies Not Exclusive. No remedy conferred upon or reserved to the Mortgagee by this Mortgage is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Mortgage or now or hereafter existing at law or in equity. Any delay or omission of the Mortgagee to exercise any right or power accruing on any Event of Default shall not impair any such right or power and shall not be construed to be a waiver of or acquiescence in any such Event of Default. Every power and remedy given by this Mortgage may be exercised from time to time concurrently or independently, when and as often as may be deemed expedient by the Mortgagee in such order and manner as the Mortgagee, in its sole discretion, may elect. If the Mortgagee accepts any monies required to be paid by the Mortgagor under this Mortgage after the same become due, such acceptance shall not constitute a waiver of the right either to require prompt payment, when due, of all other sums secured by this Mortgage or to declare an Event of Default with regard to subsequent defaults. If the Mortgagee accepts any monies required to be paid by the Mortgagor under this Mortgage in an amount less than the sum then due, such acceptance shall be deemed an acceptance on account only and on the condition that it shall not constitute a waiver of the obligation of the Mortgagor to pay the entire sum then due, and the Mortgagor’s failure to pay the entire sum then due shall be and continue to be a default hereunder notwithstanding acceptance of such amount on account.

ARTICLE IX.

SECURITY AGREEMENT AND FIXTURE FILING

SECTION 9.1.                   Security Agreement. To the extent the Mortgaged Property consists of UCC Collateral or items of personal property which are or are to become Fixtures under applicable law, this Mortgage shall also be construed as a security agreement under the UCC. The Mortgagor, in order to secure the due and punctual payment and performance of the Secured Obligations, hereby grants to the Mortgagee for its benefit and for the benefit of the Secured Parties, a security interest in and to such UCC Collateral and Fixtures. Upon and during the continuance of an Event of Default, the Mortgagee shall be entitled with respect to the UCC Collateral and Fixtures to exercise all remedies hereunder or any other Notes Document or available under the UCC with respect thereto and all other remedies available under applicable law. Without limiting the foregoing, the UCC Collateral and Fixtures may, at the Mortgagee’s option, (i) be sold hereunder together with any sale of any portion of the Mortgaged Property or otherwise, (ii) be sold separately pursuant to the UCC, or (iii) be dealt with by the Mortgagee in any other manner permitted under applicable law. The Mortgagee may require the Mortgagor to assemble the UCC Collateral or Fixtures and make it available to the Mortgagee at a place to be designated by the Mortgagee. The Mortgagor acknowledges and agrees that a disposition of such collateral in accordance with the Mortgagee’s rights and remedies in respect to the Mortgaged Property as heretofore provided is a commercially reasonable disposition thereof; provided, however, that the Mortgagee shall give the Mortgagor not less than ten (10) days’ prior notice of the time and place of any intended disposition.

SECTION 9.2.                   Fixture Filing. To the extent that the Mortgaged Property includes items of personal property which are or are to become fixtures under applicable law, and to the extent permitted under applicable law, the filing hereof in the real estate records of the county in which such Mortgaged Property is located shall also operate from the date of such recording as a fixture filing with respect to such Mortgaged Property, and the following information is applicable for the purpose of such filing, to wit:

Name and Address of the debtor:	Name and Address of the secured party:

The Mortgagor having the address described in the Preamble hereof.	The Mortgagee having the address described in the Preamble hereof, from which address information concerning the security interest may be obtained.

The Mortgagor is a corporation organized under the laws of the State of Delaware whose Organization Number is 0443819, and whose Taxpayer Identification Number is 23-1374051.

This Financing Statement covers the following types or items of property:

The Mortgaged Property.
This instrument covers goods or items of personal property which are or are to become fixtures upon the property.

The Mortgagor is the record owner of the Land.

In addition, the Mortgagor hereby authorizes the Mortgagee to file appropriate financing and continuation statements under the UCC in effect in the jurisdiction in which the Mortgaged Property is located or where the Mortgagor is located/organized or any other applicable jurisdiction as may be required by law in order to create, establish, preserve and protect the mortgage title and lien, the assignment and the security interests intended to be granted to the Mortgagee pursuant to this Mortgage in the Mortgaged Property.

ARTICLE X.

FURTHER ASSURANCES

SECTION 10.1.                Recording Documentation To Assure Security. The Mortgagor shall, forthwith after the execution and delivery hereof and thereafter, from time to time, cause this Mortgage and any financing statement, continuation statement or similar instrument relating to any of the Mortgaged Property or to any property intended to be subject to the mortgage title and lien, the assignment or the security interests created hereby to be filed, registered and recorded in such manner and in such places as may be required by any present or future law and shall take such actions as may be necessary in order to publish notice of and fully to protect the validity and priority of the mortgage title and liens, the assignment and the security interests purported to be created upon the Mortgaged Property and the interest and rights of the Mortgagee therein. The Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments.

SECTION 10.2.            Further Acts. The Mortgagor shall, at the sole cost and expense of the Mortgagor, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers, financing statements, continuation statements, instruments and assurances as the Mortgagee shall from time to time reasonably request, which may be necessary from time to time to assure, perfect, convey, assign, mortgage, transfer and confirm unto the Mortgagee, the property and rights hereby conveyed or assigned or which the Mortgagor may be or may hereafter become bound to convey or assign to the Mortgagee or for carrying out the intention or facilitating the performance of the terms hereof or the filing, registering or recording hereof. Without limiting the generality of the foregoing, in the event that the Mortgagee desires to exercise any remedies, consensual rights or attorney-in-fact powers set forth in this Mortgage and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, and, upon the reasonable request of the Mortgagee, the Mortgagor agrees to use its best efforts to assist and aid the Mortgagee to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers. In the event the Mortgagor shall fail after demand to execute any instrument or take any action required to be executed or taken by the Mortgagor under this Section 10.2, the Mortgagee may execute or take the same as the attorney-in-fact for the Mortgagor, such power of attorney being coupled with an interest and is irrevocable.

SECTION 10.3.            Additions to Mortgaged Property. All right, title and interest of the Mortgagor in and to all extensions, amendments, relocations, restakings, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor upon the Premises, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by the Mortgagor, shall become subject to the mortgage title and lien, the assignment and the security interest of this Mortgage as fully and completely and with the same effect as though now owned by the Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times the Mortgagor will execute and deliver to the Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as may be necessary and as the Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the mortgage title and lien, the assignment and the security interest of this Mortgage.

SECTION 10.4.            Additional Security. Without notice to or consent of the Mortgagor and without impairment of the mortgage title and lien, the assignment and the security interests created by this Mortgage, the Mortgagee may accept (but the Mortgagor shall not be obligated to furnish) from the Mortgagor or from any other person, additional security for the Secured Obligations. Neither the giving hereof nor the acceptance of any such additional security shall prevent the Mortgagee from resorting, first, to such additional security, and, second, to the security created by this Mortgage without affecting the Mortgagee’s Lien and rights under this Mortgage.

ARTICLE XI.

MISCELLANEOUS

SECTION 11.1.            Mortgagee’s Fees and Expenses; Indemnification. The parties hereto agree that the Mortgagee shall be entitled to reimbursement of its expenses incurred hereunder and indemnification as provided in Section 12 of the Security Agreement.

SECTION 11.2.            Covenants To Run with the Land; Joint and Several. All of the grants, covenants, terms, provisions and conditions in this Mortgage shall run with the Land and the Mortgagor’s interest therein and shall apply to, and bind the successors and assigns of, the Mortgagor. If there shall be more than one mortgagor with respect to the Mortgaged Property, all such Mortgagors’ covenants, warranties and undertakings hereunder shall be joint and several.

SECTION 11.3.            No Merger. The rights and estate created by this Mortgage shall not, under any circumstances, be held to have merged into any other estate or interest now owned or hereafter acquired by the Mortgagee unless the Mortgagee shall have consented to such merger in writing.

SECTION 11.4.            Concerning Mortgagee.

(i)            The Mortgagee has been appointed as Collateral Agent pursuant to the Indenture. The actions of the Mortgagee hereunder are subject to the provisions of the Indenture. The Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Mortgaged Property), in accordance with this Mortgage, the Indenture. The Mortgagee may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Mortgagee may resign and a successor Mortgagee may be appointed in the manner provided in the Indenture. Upon the acceptance of any appointment as the Mortgagee by a successor Mortgagee, that successor Mortgagee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Mortgagee under this Mortgage, and the retiring Mortgagee shall thereupon be discharged from its duties and obligations under this Mortgage. After any retiring Mortgagee’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was the Mortgagee.

(ii)           The Mortgagee shall be deemed to have exercised reasonable care in the custody and preservation of the Mortgaged Property in its possession if such Mortgaged Property is accorded treatment substantially equivalent to that which the Mortgagee, in its individual capacity, accords its own property consisting of similar property, instruments or interests, it being understood that neither the Mortgagee nor any of the Secured Parties shall have responsibility for taking any necessary steps to preserve rights against any person with respect to any Mortgaged Property.

(iii)          The Mortgagee shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Mortgage and its duties hereunder, upon advice of counsel selected by it.

(iv)          The Mortgagee may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Mortgagor or any Affiliate of the Mortgagor to the same extent as if the Mortgagee were not acting as Collateral Agent.

(v)           If any portion of the Mortgaged Property also constitutes collateral granted by any Credit Party to the Mortgagee to secure the Secured Obligations under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Mortgage shall control, unless the Mortgaged Property to which such conflict relates constitutes personal property, in which case the provisions of the Security Agreement shall control.

(vi)          The Mortgagee shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Mortgagee shall have received a notice of Event of Default or a notice pursuant to the Indenture from the Mortgagor or the Secured Parties to the Mortgagee in its capacity as Collateral Agent indicating that an Event of Default has occurred. The Mortgagee shall have no obligation either prior to or after receiving such notice to inquire whether an Event of Default has, in fact, occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice so furnished to it.

SECTION 11.5.            Mortgagee May Perform; Mortgagee Appointed Attorney-in-Fact. If the Mortgagor shall fail to perform any covenants contained in this Mortgage (including, without limitation, the Mortgagor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder or under the Indenture, (ii) pay Charges, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of the Mortgagor under any Mortgaged Property) or if any representation or warranty on the part of the Mortgagor contained herein shall be breached, the Mortgagee may (but shall not be obligated to), do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Mortgagee shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which the Mortgagor fails to pay or perform as and when required hereby and which the Mortgagor does not contest in accordance with the provisions of the Indenture. Any and all amounts so expended by the Mortgagee shall be paid by the Mortgagor in accordance with the provisions of Section 12(f) of the Security Agreement and repayment shall be secured by this Mortgage. Neither the provisions of this Section 11.4 nor any action taken by the Mortgagee pursuant to the provisions of this Section 11.4 shall prevent any such failure to observe any covenant contained in this Mortgage nor any breach of warranty from constituting an Event of Default. The Mortgagor hereby irrevocably constitutes and appoints the Mortgagee and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact and with full irrevocable power and authority in the place and stead of Mortgagor or in the Mortgagee’s own name, for the purpose of carrying out the terms of this Mortgage, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Mortgage (but the Mortgagee shall not be obligated to and shall have no liability to the Mortgagor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable until payment in full in cash of the Secured Obligations (and subject to reinstatement thereafter as provided in Section 15(a) of the Security Agreement). The Mortgagor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof. The powers conferred on the Mortgagee (for the benefit of the Mortgagee and the Secured Parties) under the power of attorney are solely to protect the Mortgagee’s interests (for the benefit of the Mortgagee and the Secured Parties) in the Mortgaged Property and shall not impose any duty upon the Mortgagee or any Secured Party to exercise any such powers.

SECTION 11.6.            Continuing Security Interest; Assignment. This Mortgage shall create a continuing mortgage title in and lien on, assignment of and security interest in the Mortgaged Property and shall (i) be binding upon the Mortgagor, its successors and assigns and (ii) inure, together with the rights and remedies of the Mortgagee hereunder, to the benefit of the Mortgagee for the benefit of the Secured Parties and each of their respective successors, transferees and assigns. No other persons (including, without limitation, any other creditor of any Credit Party) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Mortgage to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject, however, to the provisions of the Indenture. The Mortgagor agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

SECTION 11.7.            Termination; Partial Release. (a) At such time as all the Secured Obligations have been paid and performed in full or as otherwise provided in the Indenture, then the Mortgagee’s title, lien and security interest provided for herein shall terminate, provided, however, that all (i) indemnities of the Issuer and Mortgagor contained in this Mortgage or any other Notes Document shall survive and remain operative and in full force and effect regardless of the termination of this Mortgage; and (ii) the Mortgagee’s title, lien and security interest provided for herein shall be reinstated if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by the Mortgagee upon the insolvency, bankruptcy or reorganization of the Issuer or Mortgagor or otherwise, all as though such payment had not been made.

(b)           Partial Release. The title, lien and security interest securing the Secured Obligations will be released, in whole or in part, as provided in Section 12.3 of the Indenture

(c)           Upon termination of this Mortgage the Mortgaged Property shall be released from the title, lien and security interest of this Mortgage. Upon such release or any release of Mortgaged Property or any part thereof in accordance with the provisions of the Indenture, the Mortgagee shall, upon the written request and at the sole cost and expense of the Mortgagor, assign, transfer and deliver to the Mortgagor, against receipt and without recourse to or warranty by the Mortgagee, such of the Mortgaged Property or any part thereof to be released (in the case of a release) as may be in possession of the Mortgagee and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Mortgaged Property, proper documents and instruments acknowledging the termination hereof or the release of such Mortgaged Property, as the case may be.

SECTION 11.8.            Modification in Writing. The terms of this Mortgage may be waived, altered or amended only by an instrument in writing duly executed by the Mortgagor and the Mortgagee. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by the Mortgagor therefrom, shall be effective unless the same shall be done in accordance with the terms of the Indenture. The Mortgagee shall be entitled to receive an Opinion of Counsel and Officers’ Certificate stating that such amendment, modification, supplement or waiver is authorized or permitted by the Indenture, this Mortgage and the Intercreditor Agreement, and that all conditions precedent to the execution thereof have been satisfied or waived. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Mortgagor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Mortgage or any other document evidencing the Secured Obligations, no notice to or demand on the Mortgagor in any case shall entitle the Mortgagor to any other or further notice or demand in similar or other circumstances. MORTGAGOR AND MORTGAGEE RESERVE THE RIGHT TO MODIFY THIS MORTGAGE OR THE OBLIGATIONS IT SECURES, AND THIS MORTGAGE AS SO MODIFIED WILL RETAIN PRIORITY EVEN IF THE MODIFICATION IS MATERIALLY PREJUDICIAL TO THE HOLDERS OF JUNIOR INTERESTS IN THE MORTGAGED PROPERTY. MORTGAGOR AND MORTGAGEE AGREE THAT CHANGES IN INTEREST RATE, AMORTIZATION AND MATURITY DATE, ALONE OR IN COMBINATION, WILL NOT BE MATERIALLY PREJUDICIAL TO THE HOLDERS OF JUNIOR INTERESTS IN THE MORTGAGED PROPERTY. BY ACCEPTING, ACQUIRING OR HOLDING A JUNIOR INTEREST IN THE MORTGAGED PROPERTY, THE HOLDER THEREOF AGREES TO BE BOUND BY THIS PARAGRAPH.

SECTION 11.9.            Notices. All notices, requests, demands, directions and other communications provided for herein shall be in writing and shall be delivered or mailed in the manner specified in the Indenture and delivered at the addresses set forth on Schedule 1 of the Security Agreement, or to such other address as any party hereto may have last specified by written notice to the other party or parties. In addition to the foregoing, the Mortgagee shall have the benefits accorded to the Indenture Trustee in Section 11.2 of the Indenture.

SECTION 11.10.         GOVERNING LAW; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. THIS MORTGAGE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR ITEM OR TYPE OF MORTGAGED PROPERTY ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN

SUCH STATE. THE MORTGAGOR AGREES THAT SERVICE OF PROCESS IN ANY PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ISSUER AT ITS ADDRESS SET FORTH IN THE INDENTURE OR AT SUCH OTHER ADDRESS OF WHICH THE MORTGAGEE SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. IF ANY AGENT APPOINTED BY THE MORTGAGOR REFUSES TO ACCEPT SERVICE, THE MORTGAGOR HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE MORTGAGEE TO BRING PROCEEDINGS AGAINST THE MORTGAGOR IN THE COURTS OF ANY OTHER JURISDICTION. THE MORTGAGOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS MORTGAGE OR THE TRANSACTIONS CONTEMPLATED HEREBY. SECTION 11.8 OF THE INDENTURE IS INCORPORATED HEREIN, MUTATIS MUTANDIS, AS IF A PART HEREOF.

SECTION 11.11.         Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11.12.         Relationship. The relationship of the Mortgagee to the Mortgagor hereunder is strictly and solely that of lender and borrower and mortgagor and mortgagee and nothing contained in the Indenture, this Mortgage or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Secured Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between the Mortgagee and the Mortgagor other than as lender and borrower and mortgagor and mortgagee.

SECTION 11.13.         No Credit for Payment of Taxes or Impositions. The Mortgagor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Indenture, and the Mortgagor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Charge on the Mortgaged Property or any part thereof.

SECTION 11.14.         No Claims Against the Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof, nor as giving the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Mortgagee in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 11.15          Survival of Mortgage. All covenants, agreements, representations and warranties made by the Credit Parties in the Notes Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Mortgage or any other Notes Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Notes Documents, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Indenture or the other Notes Documents, and shall continue in full force and effect as long as the principal of or any accrued interest on any Notes or any fee or any other amount payable under any Notes Document is outstanding and unpaid.

ARTICLE XII.

INTENTIONALLY DELETED

ARTICLE XIII.

LEASES

SECTION 13.1.            Mortgagor’s Negative Covenants with Respect to Leases.

(a)           The Mortgagor shall not assign, transfer or hypothecate (other than to the Mortgagee hereunder or as permitted by the Indenture) any Rent under any Lease, whether then due or to accrue in the future, or the interest of the Mortgagor as Landlord under any Lease.

(b)           The Mortgagor shall not enter into any Lease or any amendment or modification of any Lease if the same would not comply with clause (s) of the definition of Permitted Liens in the Indenture; provided, however, that any such Lease or a Lease as amended or modified by any such amendment or modification shall forthwith, without further action, be subject to the Lien of the Security Documents.

SECTION 13.2.            Subordination, Non-Disturbance and Attornment Agreements with Respect to Oil/Gas, Coal, Timber and Wind Leases. With respect to any Oil/Gas Lease, Coal Lease, Timber Lease or Renewable Energy Lease executed after the Delivery Date, provided that no Event of Default has occurred and is continuing, the Mortgagee agrees to execute and deliver a Subordination Agreement to the Mortgagor and the Tenant under said Lease, promptly upon Mortgagor’s request and Mortgagee’s receipt of an Officers’ Certificate from the Issuer certifying that (i) such Lease has an annual rent of $100,000 or more, a remaining term of more than three years and cannot be terminated on notice of three years or less, (ii) such Lease was entered into for fair market rental value and on market terms, (iii) such Lease does not materially interfere with the ordinary use by the Mortgagor or any Credit Party of the Mortgaged Property or otherwise materially and adversely affect the value of the Mortgaged Property (other than any ordinary reduction in value resulting from the depletion of oil, gas or coal reserves under an Oil/Gas Lease or Coal Lease, or from the harvest of timber under a Timber Lease, (iv) such Lease complies with clause (s) of the definition of “Permitted Liens” and the other provisions of the Indenture, and (v) no Event of Default has occurred and is continuing.

ARTICLE XIV

LOCAL LAW PROVISIONS

SECTION 14.1             Inconsistencies. In the event of any inconsistencies between the terms and conditions of this Article 14 and the other provisions of this Mortgage, the terms and conditions of this Article 14 shall control and be binding.

SECTION 14.2             Trust Fund. Pursuant to Section 13 of the New York Lien Law, Mortgagor shall receive the advances secured hereby and shall hold the right to receive the advances as a trust fund to be applied first for the purpose of paying the cost of any improvement and shall apply the advances first to the payment of the cost of any such improvement on the Mortgaged Property before using any part of the total of the same for any other purpose.

SECTION 14.3             Commercial Property. Mortgagor represents that this Mortgage does not encumber real property principally improved or to be improved by one or more structures containing in the aggregate not more than six residential dwelling units, each having its own separate cooking facilities.

SECTION 14.4             Insurance. The provisions of subsection 4 of Section 254 of the New York Real Property Law covering the insurance of buildings against loss by fire shall not apply to this Mortgage. In the event of any conflict, inconsistency or ambiguity between the provisions of this Mortgage and the provisions of subsection 4 of Section 254 of the New York Real Property Law covering the insurance of buildings against loss by fire, the provisions of this Mortgage shall control.

SECTION 14.5             Leases. Mortgagee shall have all of the rights against lessees of the Mortgaged Property set forth in Section 291-f of the Real Property Law of New York.

SECTION 14.6             Statutory Construction. The clauses and covenants contained in this Mortgage that are construed by Section 254 of the New York Real Property Law shall be construed as provided in those sections (except as provided in Section 14.4). The additional clauses and covenants contained in this Mortgage shall afford rights supplemental to and not exclusive of the rights conferred by the clauses and covenants construed by Section 254 and shall not impair, modify, alter or defeat such rights (except as provided in Section 14.4), notwithstanding that such additional clauses and covenants may relate to the same subject matter or provide for different or additional rights in the same or similar contingencies as the clauses and covenants construed by Section 254. The rights of Mortgagee arising under the clauses and covenants contained in this Mortgage shall be separate, distinct and cumulative and none of them shall be in exclusion of the others. No act of Mortgagee shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision, anything herein or otherwise to the contrary notwithstanding. In the event of any inconsistencies between the provisions of Section 254 and the provisions of this Mortgage, the provisions of this Mortgage shall prevail.

Section 14.7                  Covenants Shall Run With The Land. The covenants contained in this Mortgage shall run with the land and bind Mortgagor, the heirs, legal representatives, successors and assigns of Mortgagor and each subsequent owner, encumbrancer, tenant and subtenant of the Property or any portion thereof, and shall inure to the benefit of, and be enforceable by, Mortgagee and each successor and assign of Mortgagee.

IN WITNESS WHEREOF, the Mortgagor has caused this Mortgage to be duly executed effective as of the day and year first above written.

NEW ENTERPRISE STONE & LIME CO., INC., a Delaware corporation

By:	[exhibit — not for execution]
Name:
Title: